QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 16, 2009

FOREST OIL CORPORATION
(Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

        On March 16, 2009, Forest entered into the Second Amendment (the "Second Amendment") to its second amended and restated combined credit agreements dated as of June 6, 2007. The effective date of the Second Amendment is March 16, 2009. The second amended and restated combined credit agreements consist of a $1,650,000,000 U.S. credit facility (the "U.S. Facility") with a syndicate of banks led by JPMorgan Chase Bank, N.A., and a $150,000,000 Canadian credit facility (the "Canadian Facility," and together with the U.S. Facility, the "Credit Facilities") with a syndicate of banks led by JPMorgan Chase Bank, N.A., Toronto Branch. The Credit Facilities will mature in June 2012. Terms used in this Item 1.01 but not defined shall have the meanings set forth in the Credit Facilities.

        Forest's availability under the Credit Facilities is governed by a borrowing base (the "Global Borrowing Base"). The determination of the Global Borrowing Base is made by the lenders in their sole discretion taking into consideration the estimated value of Forest's oil and gas properties in accordance with the lenders' customary practices for oil and gas loans. The Global Borrowing Base is redetermined semi-annually and the available borrowing amount could be increased or decreased as a result of such redeterminations. As a result of issuing $600 million of 8 1/2% senior notes due 2014 in February 2009, Forest's borrowing base was lowered from $1,800,000,000 to $1,620,000,000 effective February 17, 2009. As a result of the adjustment to the Global Borrowing Base, Forest reallocated amounts under the U.S. Credit Facility and Canadian Credit Facility and currently has allocated $1,470,000,000 to the U.S. Credit Facility and $150,000,000 to the Canadian Credit Facility. A lowering of the Global Borrowing Base could require Forest to repay indebtedness in excess of the Global Borrowing Base in order to cover the deficiency. The automatic lowering of the Global Borrowing Base on February 17, 2009 did not result in any deficiency, and therefore Forest did not have to repay any amounts. On March 16, 2009, Forest announced that its bank group reaffirmed Forest's $1,620,000,000 Global Borrowing Base and $1,800,000,000 nominal amount related to the Credit Facilities. The next redetermination of the borrowing base is scheduled to be in the fourth quarter of 2009. As of March 2, 2009, Forest had borrowed $853 million on its Credit Facilities and had $767 million of liquidity available to be drawn.

        The Credit Facilities include terms and covenants that place limitations on certain types of activities, including restrictions or requirements with respect to additional debt, liens, asset sales, hedging activities, investments, dividends, mergers and acquisitions, and also include financial covenants. Pursuant to the Second Amendment, Forest must not permit the leverage ratio of Total Debt outstanding to EBIDTA (the "Leverage Ratio") (calculated for the last four consecutive fiscal quarter period then most recently ended for which financial statements are available) to be greater than (i) 4.50 to 1.00 at any time on or before the last day of the calendar quarter ending December 31, 2010; (ii) 4.00 to 1.00 at any time on or before the last day of the calendar quarter ending December 31, 2011; and (iii) 3.50 to 1.00 thereafter. Prior to this amendment, Forest's Leverage Ratio was not permitted to be greater than 3.50 to 1.00 for any four consecutive fiscal quarters within the term of the Credit Facilities.

        The Second Amendment also amended certain negative covenants, including: (i) an increase in the amount of permitted indebtedness relating to sale and leaseback transactions from $70,000,000 to $130,000,000; (ii) to permit certain indebtedness relating to volumetric Production Payments sold by Forest or any of its Restricted Subsidiaries relating to the Permian Basin and Mid-Continent assets of Forest and its Restricted Subsidiaries; and (iii) to permit the sale, transfer or other disposition in one or more transactions of Property constituting either Equity Interests in Restricted Subsidiaries or any Oil and Gas Properties that are given value in the calculation of Present Value or the Global Borrowing Base, as applicable, including, without limitation, the sale of any Production Payments; provided that if the aggregate fair market value of such Oil and Gas Property so sold, transferred or disposed of during the period since the most recent redetermination of the Global Borrowing Base exceeds 10% of the amount of the then current Global Borrowing Base, then the Global Borrowing

Base will be reduced by an amount equal to the value assigned such Oil and Gas Property in the most recently prepared Reserve Reports (or if no such value was assigned, by an amount to be agreed upon by Forest and the Global Administrative Agent). In addition, Forest amended and restated the definitions for Alternate Base Rate, Lantern Sale and Leaseback and Total Debt.

        Under certain conditions, amounts outstanding under the Credit Facilities may be accelerated. Bankruptcy and insolvency events with respect to Forest or certain of its subsidiaries will result in an automatic acceleration of the indebtedness under the Credit Facilities. Subject to notice and cure periods in certain cases, other events of default under either of the Credit Facilities will result in acceleration of the indebtedness under the facilities at the option of the lenders. Such other events of default include non-payment, breach of warranty, non-performance of obligations under the Credit Facilities (including financial covenants), default on other indebtedness, certain pension plan events, certain adverse judgments, change of control, a failure of the liens securing the Credit Facilities, and an event of default under the Canadian Facility.

        The Credit Facilities are collateralized by Forest's assets. Forest is required to mortgage, and grant a security interest in the greater of 75% of the present value of its consolidated proved oil and gas properties, or 1.875 multiplied by the Allocated U.S. Borrowing Base. Forest is also required to and has pledged to the lenders the stock of several of its subsidiaries to secure the Credit Facilities. Under certain circumstances, Forest will be obligated to pledge additional assets as collateral. If Forest's corporate credit ratings by Moody's and S&P meet pre-established levels, the collateral requirements would cease to apply and, at Forest's request, the banks would release their liens and security interest on Forest's properties.

        From time to time, Forest and the syndication agents, documentation agents, Global Administrative Agent and the other lenders party to the Credit Facilities engage in other transactions, including securities offerings where such parties or their affiliates may serve as an underwriter or initial purchaser of Forest's securities and/or serve as counterparties to Forest's derivative agreements.

        A complete copy of the Second Amendment is included in this Current Report on Form 8-K as Exhibit 4.1 and is hereby incorporated in this Item 1.01 by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        (b)   On March 17, 2009, Forest received a letter from William L. Britton stating that Mr. Britton will retire from the Board of Directors of Forest (the "Board") at the end of his current term, which will expire in conjunction with Forest's annual meeting of shareholders scheduled for May 2009. Following the annual meeting, the Board intends to reduce the size of the Board to six members.

Item 7.01.    Regulation FD Disclosure.

        On March 16, 2009, Forest announced the reaffirmation of its $1,620,000,000 borrowing base. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

        The information in this Current Report, including Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to liabilities of that section.

Item 9.01.    Financial Statements and Exhibits.

        (d)   Exhibits

Exhibit	Description
4.1	Second Amendment dated March 16, 2009, to Second Amended and Restated Combined Credit Agreements dated June 6, 2007, among Forest Oil Corporation, Canadian Forest Oil Ltd., each of the lenders that is a party thereto, JPMorgan Chase Bank, N.A., as Global Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent.
99.1	Press release dated March 16, 2009, entitled "Forest Oil Announces Reaffirmation of $1.62 Billion Borrowing Base."

 SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)
Dated: March 17, 2009	By:	/s/ CYRUS D. MARTER IV Cyrus D. Marter IV Senior Vice President, General Counsel and Secretary

 INDEX TO EXHIBITS FILED WITH THE CURRENT REPORT ON FORM 8-K

Exhibit	Description
4.1	Second Amendment dated March 16, 2009 to Second Amended and Restated Combined Credit Agreements dated as of June 6, 2007, among Forest Oil Corporation, Canadian Forest Oil Ltd., each of the lenders that is a party thereto, JPMorgan Chase Bank, N.A., as Global Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent.
99.1	Press release dated March 16, 2009, entitled "Forest Oil Announces Reaffirmation of $1.62 Billion Borrowing Base."

QuickLinks

  Item 1.01. Entry into a Material Definitive Agreement.
  Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
  Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
  Item 7.01. Regulation FD Disclosure.
  Item 9.01. Financial Statements and Exhibits.
SIGNATURES
INDEX TO EXHIBITS FILED WITH THE CURRENT REPORT ON FORM 8-K